Exhibit 28 (j) 1 Under Form N-1A

Exhibit 10 Under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 66 to the Registration Statement (Form N-1A, No. 33-6901) of Federated Equity Income Fund, Inc., and to the incorporation by reference of our report dated January 23, 2020 on Federated Equity Income Fund, Inc. included in its Annual Shareholder Report for the fiscal year ended November 30, 2019.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 23, 2020